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                                                                      EXHIBIT 99


                                                                 [WILLIAMS LOGO]

NEWS RELEASE

NYSE: WEG

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DATE:        Dec. 6, 2002

CONTACT:     Susie Hereden                      Paula Farrell
             Media Relations                    Investor Relations
             (918) 573-2278                     (918) 573-9233
             SUSIE.HEREDEN@WILLIAMS.COM         PAULA.FARRELL@WILLIAMS.COM


          WILLIAMS ENERGY PARTNERS COMPLETES ADDITIONAL DEBT FINANCING

         TULSA, Okla. - Williams Energy Partners L.P. (NYSE:WEG) announced today that it has completed an additional $60 million long-term debt financing. The borrowing will be used to pay down the $58 million of debt outstanding under an existing acquisition revolver. The other $2 million will be used for general corporate purposes.

         "Although the total debt position for Williams Energy Partners remains substantially unchanged, this borrowing frees up capacity on the acquisition revolver and provides us with additional flexibility to fund future acquisitions and capital projects," said John Chandler, chief financial officer.

         As previously announced, the debt facility used for the permanent financing of the Williams Pipe Line acquisition allowed for additional borrowing up to $60 million.

         Similar to the initial funding, this five-year private financing includes Series A and Series B notes. The interest rate on the Series A notes, totaling $22 million, is based on a floating rate of Eurodollar plus 4.25 percent while the Series B notes, totaling $38 million, have a fixed coupon rate of 7.93 percent. The new debt also is secured by the assets of Williams Pipe Line.


ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia. The general partner of WEG is a subsidiary of Williams, which moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.